EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S DELIVERS STRONG GLOBAL COMPARABLE SALES

FOR FEBRUARY

• Global comparable sales increased 4.7%

• U.S. comparable sales up 3.6%

• Europe comparable sales rose 5.4%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales for McDonald’s restaurants increased 4.7% in February.
McDonald's Chief Executive Officer Jim Skinner commented, "Our strategic initiatives and intense focus on the customer delivered another month of strong results. We posted positive comparable sales across all geographic segments for February and marked our 34th consecutive month of positive global comparable sales performance. Both achievements are a testament to the effectiveness and momentum of our Plan to Win.
"During February, we continued to satisfy our U.S. customers’ appetite for choice and variety with an appealing new menu addition - the Spicy Premium Chicken Sandwich. Our winning line-up of Premium Chicken Sandwiches, popular breakfast menu options and extended hours delivered a solid 3.6% increase in comparable sales, despite harsh weather in certain parts of the country.
"Europe’s February comparable sales rose 5.4% driven primarily by strong results in France and Germany. In addition, the U.K.’s ongoing emphasis on brand building initiatives generated positive comparable sales in February. All three markets added greater variety and excitement to the menu by featuring premium burgers and specialty promotional menu options. We remain focused on building momentum across Europe by providing relevant menu selections and everyday value in an inviting and contemporary atmosphere.

"I’m pleased with our sales results for the first two months of 2006, and I’m confident that our System’s focus and alignment on executing the Plan to Win will deliver long-term profitable growth."

February Comparable Sales
	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	2006	2005	2006	2005
McDonald’s Restaurants*	4.7	1.6	5.2	3.4
Major Segments:
U.S.	3.6	4.6	6.7	4.4
Europe	5.4	(3.4)	2.2	1.1
APMEA**	3.9	1.7	3.6	4.6

February Systemwide Sales
	Month-to-Date		Year-to-Date
	As	Constant	As	Constant
Percent Increase/ (Decrease)	Reported	Currency	Reported	Currency
McDonald’s Restaurants*	3.0	5.8	3.7	6.3
Major Segments:
U.S.	4.4	4.4	7.4	7.4
Europe	(1.8)	6.5	(4.4)	3.3
APMEA**	0.1	6.1	0.2	5.7
         * Excludes non-McDonald's brands
      ** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
Jan Fields, President U.S. Central Division, will speak at 1:45 p.m. (Pacific Time) at the JP Morgan Gaming, Lodging and Restaurants Conference on March 22, 2006. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald's tentatively plans to release March sales on April 13, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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